EXHIBIT 99.1

Manatron Board of Directors Approves $1 Million Stock Buyback

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, Co-Chairman and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Cameron Donahue Hayden Communications, Inc. (651-653-1854) cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSIRE) - October 15, 2007 - Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of integrated, enterprise-level property tax solutions for state and local governments announced that its Board of Directors has approved a new, $1 million stock repurchase program. The new authorization extends through October 31, 2008 and replaces the previous authorization which expires October 31, 2007. The Company has repurchased approximately $500,000 of its stock under the previous program.

The stock repurchased will be classified as "authorized but unissued" and all purchases shall be made from or through only one broker or dealer in any one day. Any purchase of the Company's common stock will be made through a systematic program of open market purchases subject to availability, regulatory and other constraints, as well as general economic conditions.

"The Board of Directors and the officers of the Company agree that repurchasing our common stock represents an appropriate use of our cash," said Paul Sylvester, Manatron's Chief Executive Officer. "We have made a lot of progress with our new GRM® suite of software and the execution of our business plan. However, in our opinion, this progress is not fully reflected in our valuation. Accordingly, we intend to buy stock opportunistically during the next 12 months enhancing long-term shareholder value."

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware, forms and supplies.  Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, New York, Ohio, Pennsylvania, Texas and Washington. Manatron currently serves approximately 1,400 customers in 40 states, two Canadian territories, South Africa and the U.S. Virgin Islands. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

-- End --